Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
Craig LeMessurier, KB Home 925-580-1583 or clemessurier@kbhome.com
KB HOME ANNOUNCES CONCLUSION OF SEC INVESTIGATION
LOS ANGELES (September 1, 2010) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today announced that it received a letter from the staff of the Securities and Exchange Commission (SEC) advising the Company that the SEC’s investigation relating to the Company’s accounting and disclosures has been completed and that the staff does not intend to recommend any enforcement action by the SEC. The letter concludes the SEC’s investigation, which commenced in October 2009 and was previously disclosed in the Company’s public filings.
“We are pleased to announce that the SEC has concluded its investigation,” said Jeffrey Mezger, president and chief executive officer of KB Home. “We are glad to share with our investors and employees that the matter is now behind us, as we continue to focus on restoring the sustained profitability of our homebuilding operations and generating future growth.”
About KB Home
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning home designs and communities meet the needs of first-time, move-up and active adult homebuyers. KB Home was named to FORTUNE® magazine’s 2010 list of the World’s Most Admired Companies for the sixth consecutive year, and ranked #1 for “Innovation” among homebuilders. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
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